Exhibit 99.1

FIRST KEYSTONE ANNOUNCES

FIRST QUARTER 2024 EARNINGS (UNAUDITED)

Berwick, Pennsylvania –April 30, 2024 First Keystone Corporation (OTC Pink: FKYS, the “Corporation”), parent company of First Keystone Community Bank, reported a net loss for the three months ended March 31, 2024 of $18,377,000. Net loss per share was $3.00 while dividends totaled $0.28 per share for the three months ended March 31, 2024. Net income decreased by $19,734,000 as compared to the same period in 2023. The decrease was primarily due to the Corporation recognizing goodwill impairment of $19,133,000 as well as increases in interest expense and non-interest expense.

Total interest income increased by $3,639,000 or 27.3%, as compared to the three months ended March 31, 2023. The increase was predominantly due to increased interest rates, growth in commercial real estate loans, and the purchase of higher yielding securities. Total interest expense increased by $3,968,000 primarily due to a $2,903,000 increase in interest paid to depositors to retain and grow deposit relationships. The increased interest expense resulted largely from increased market rates, notably in the Federal Funds rate and a higher level of long-term borrowings to leverage a balance sheet strategy. The Bank entered into a derivative agreement on September 20, 2023, consisting of a fixed to variable interest rate swap to hedge against short-term borrowings and a fair value hedge against securities to improve net interest income. The net effect of the derivative on net interest income was $372,000 for the three months ended March 31, 2024.

Non-interest income decreased by $108,000 or 7.4% for the three months ended March 31, 2024 as compared to the same period in 2023. Trust Department income increased by $14,000 and Bank Owned Life Insurance income increased by $13,000. These increases were offset by decreases in ATM and debit card fees and net gains on sales of mortgage loans in the combined amount of $21,000. Net securities losses for the three months ended March 31, 2024 of $184,000 were realized due to net losses on market value fluctuations on marketable equity securities held in the Corporation’s portfolio.

Non-interest expense increased during the three months ended March 31, 2024 to $27,145,000. The increase from the same period in 2023 was mainly the result of a full, non-cash, goodwill impairment charge of $19,133,000, the result of goodwill impairment testing due to the decrease of the Corporation’s stock price during the first quarter of 2024 as a triggering event. In addition, a $168,000 increase in salaries and employee benefits due to an increase in salaries to offer a more competitive wage in our various markets in an effort to increase retention and support the Corporation’s growth. Non-interest expense also increased as a result of a $43,000 increase in accounting and audit expense regarding matters such as the Corporation’s adoption of the Current Expected Credit Losses (“CECL”) methodology. Increases in occupancy expense and advertising expense in a combined amount of $67,000 were recognized substantially due to costs associated with new a branch location in Bethlehem, PA. The increases in non-interest expense were offset by combined decreases in ATM and debit card expense and data processing expense in the amount of $108,000, mainly due to decreased ATM fraud and the implementation of a new vendor relationship for online banking.

Income tax decreased $359,000 during the three months ended March 31, 2024, as compared to the same period in 2023 due to lower overall operating income and the recognition of more tax credits from low-income housing partnerships upon the completion of a new project. The Corporation recognized $210,000 and $58,000 of tax credits from low-income housing partnerships in the first quarter of 2024 and 2023, respectively.

Total Assets increased to $1,409,698,000 at March 31, 2024, an increase of $99,051,000 or 7.6% as compared to March 31, 2023. Securities and restricted stocks increased $65,088,000 or 18.3% and net loans increased $47,234,000 or 5.5% during the three months ended March 31, 2024 as compared to the same period in 2023. Deposits increased by $33,736,000 or 3.6% at March 31, 2024 as compared to March 31, 2023 due to an increase in interest bearing deposits. The Corporation has also experienced a shift from transactional deposits to term deposits. Stockholders’ equity decreased $21,315,000 or 17.0% principally due to the full goodwill impairment and a decrease in the market value of the securities and derivative portfolios and retained earnings.

Management considers subsequent events occurring after the balance sheet date for matters which may require adjustment to, or disclosure in, the consolidated financial statements. The review period for subsequent events extends up to and including the filing date of a public company’s consolidated financial statements when filed with the Securities and Exchange Commission (“SEC”). Accordingly, the financial information in this announcement is subject to change.

First Keystone Community Bank provides innovative business and personal banking products that focus on “Yesterday’s Traditions. Tomorrow’s Vision.” The Bank currently operates offices in Columbia (5), Luzerne (8), Montour (1), Monroe (4), and Northampton (1) counties.

Inquiries regarding the purchase of the Corporation’s stock may be made through the following brokers: RBC Dain Rauscher, 800-223-4207; Janney Montgomery Scott, Inc., 800-526-6397; Boenning & Scattergood, Inc., 800-883-1212; and Stifel Nicolaus & Co. Inc., 800-679-5446.

Note: This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. These factors include operating, legal and regulatory risks, changing economic and competitive conditions and other risks and uncertainties.

For more information on First Keystone Community Bank or its parent company, First Keystone Corporation, please contact Elaine A. Woodland at 570-752-3671.